Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

AMYRIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(r) Rule 457(c)	907,946	$4.24	$3,849,691.04	0.0000927	$356.87

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$3,849,691.04		$356.87

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$356.87

(1)

Consist of (i) 806,757 outstanding shares that were issued to the selling stockholders upon closing and (ii) up to 101,189 shares that may be issued to the selling stockholders pursuant to certain holdback provisions, in each case pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of April 11, 2022, by and among the Company, Amyris-O Merger Sub, Inc., Onda Beauty Inc. and Jane Hong Fernandez. The actual number of shares that will be issued will depend on whether there are any (i) offsetting indemnification claims or other applicable offsets and (ii) any adjustments to estimated total closing consideration.

(2)

Calculated in accordance with Rule 457(c) and Rule 457(r) under the Securities Act of 1933, as amended. Represents payment of registration fees previously deferred in connection with the Registration Statement on Form S-3 (Registration No. 333-255105).